EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Director, Corporate Communications
(650) 384-8509	(650) 384-8850

Christopher Chai	Carol Harrison
Treasurer & Executive Director, Investor Relations	Fleishman-Hillard
(650) 384-8560	(212) 453-2442

CV THERAPEUTICS RECEIVES APPROVABLE LETTER FOR RANEXA™

—Advisory committee scheduled to review Ranexa December 9, 2003—

PALO ALTO, Calif., October 30, 2003 – CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that it has received an approvable letter from the U.S. Food and Drug Administration (FDA) for its New Drug Application (NDA) for Ranexa™ (ranolazine) for the treatment of chronic angina. The Cardiovascular and Renal Drugs Advisory Committee is scheduled to review Ranexa on December 9, 2003.

CV Therapeutics understands, based on discussions with the FDA, that the purpose of the advisory committee meeting is to determine whether the committee considers the current NDA sufficient to support approval of Ranexa. In the approvable letter, the FDA indicated that there is evidence that Ranexa is an effective anti-anginal, and that additional clinical information is needed prior to approval. We understand that the FDA may be prepared to reevaluate this requirement based on the results of the advisory committee review. The FDA is not required to follow the recommendations of the advisory committee.

“We are pleased that the FDA has requested the input of the advisory committee as it evaluates Ranexa. There has not been a new class of therapy for angina introduced in the United States in more than 20 years, and we believe that Ranexa could address the significant need for new treatment options for angina patients,” said Louis G. Lange, M.D., Ph.D., chairman and chief executive officer of CV Therapeutics.

None of CV Therapeutics’ products have been approved for marketing by the FDA or foreign regulatory agencies. Any products of the company discussed here are currently under investigation in clinical trials subject to United States Investigational New Drug applications, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States. CV Therapeutics’ products have not been determined to be safe or effective in humans for any uses.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical trials. If approved by the FDA, Ranexa would represent the first new class of anti-anginal therapy in more than 20 years. Tecadenoson, an A1-adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. CVT-3146, a selective A2A-adenosine receptor agonist, is being developed for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Adentri™, an A1-adenosine receptor antagonist for the potential treatment of acute and chronic congestive heart failure, is licensed to Biogen, Inc. For more information, please visit CV Therapeutics’ website at http://www.cvt.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development and commercialization of the company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; the timing of clinical trials; the dependence on collaborative and licensing agreements; approval and commercialization of our products; and other risks detailed from time to time in CVT’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002, and its most recent Quarterly Report on Form 10-Q. CVT disclaims any intent or obligation to update these forward-looking statements.

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